Remarks by Howard Willard, Altria’s Executive Vice President and Chief Financial Officer

Barclays Back-to-School Consumer Conference
Boston, Massachusetts
September 3, 2013

Remarks by Howard Willard

Thank you Mike and good morning everyone.

Before we begin, please review the Safe Harbor Statement in today’s presentation and the Forward-Looking and Cautionary Statements section in today’s press release for a description of the various factors that could cause our actual results to differ materially from projections included in today’s remarks. Reconciliations and further explanations of the non-GAAP financial measures discussed today are available on altria.com.

Today, we will focus on Altria Group Inc.’s (Altria) formula for creating shareholder value, using our diverse business model and core strategies to achieve our long-term earnings per share (EPS) and dividend goals. Murray Garnick, Senior Vice President and Associate General Counsel for Altria Client Services Inc., and Jim Dillard, Senior Vice President Regulatory Affairs for Altria Client Services Inc., are also with me today. Following the presentation, we will all be available to answer your questions.

Our long-term goals are to grow adjusted diluted EPS at an average annual rate of 7% to 9% and to maintain a dividend payout ratio of approximately 80% of adjusted diluted EPS. These goals have guided us for the last several years. We’re proud of the consistent results we’ve delivered.

Altria’s diverse business model and our core strategies help us achieve these goals. We’ll spend the balance of our presentation describing how our model and strategies help drive Altria’s performance.

Our diverse business model sets us apart from other U.S. tobacco companies. Our tobacco operating companies own the leading premium brands in the largest and most profitable domestic tobacco categories: cigarettes, smokeless tobacco and machine-made large cigars. With this total tobacco portfolio and focus on high-margin premium brands, Altria earned approximately 52% of the estimated, combined

Remarks by Altria’s EVP and CFO at the Barclays Back-To-School Consumer Conference, September 3, 2013 1

profit pool in 2012. While the dynamics in these categories are different, our positions across them have allowed us to consistently grow income in an evolving industry. We’re also very focused on continuing to develop new, innovative products for adult tobacco consumers. As the tobacco space continues to evolve and profitable, new categories emerge, we intend to use our capabilities to develop leading premium brands.

Our growing alcohol assets provide diversification outside of U.S. tobacco and, historically, these assets have provided strong income growth. Our 27% economic interest in SABMiller plc (SABMiller) allows us to participate in the estimated $32 billion global beer profit pool. The adjusted earnings from our SABMiller stake have grown from $552 million in 2008 to $976 million in 2012, a compounded annual growth rate of 15.3%. Ste. Michelle Wine Estates Ltd. (Ste. Michelle) is one of the fastest growing premium wine companies in the United States. Ste. Michelle has grown adjusted operating companies income (OCI) from $73 million in 2009 to $104 million in 2012, a compounded annual growth rate of 12.5%.

In summary, our business model combines strong positions across U.S. tobacco, a large stake in a leading global beer producer and a rapidly growing domestic wine business. Like most businesses, our companies operate in environments that can be challenging. However, our multiple sources of income, generated from different industries and categories, provide flexibility to manage through conditions that may impact one business more than another. Additionally, our strong balance sheet gives us flexibility in managing our capital structure. Altogether, this business model provides a solid foundation for achieving our long-term financial objectives.

Our core strategies focus Altria and our businesses on achieving consistent financial performance in the near term while creating sustainable growth opportunities for the future. Altria’s strategies are:

•	investing in strong premium brands;

•	controlling costs;

•	maintaining a strong balance sheet; and

•	returning cash to shareholders, primarily through dividends.

As you know, investing in premium brands is an attractive strategy for a number of reasons. First, brands with strong brand equity typically support higher prices and higher margins. Second, premium brands generally have higher brand loyalty. As an example, over the last three years during which we conducted brand equity studies, Marlboro had the highest brand equity and loyalty scores among major domestic

Remarks by Altria’s EVP and CFO at the Barclays Back-To-School Consumer Conference, September 3, 2013 2

cigarette brands. Marlboro’s equity and loyalty have helped support strong adjusted operating companies income margins in our smokeable products segment. Our companies work hard to build brand equity and loyalty to sustain income and margin growth over time.

In the smokeable products segment, Philip Morris USA Inc. (PM USA) and John Middleton Co.’s (Middleton) strategy is to maximize income while maintaining modest share momentum on Marlboro and Black & Mild over time.

Let’s take a closer look at how we’ve been investing in Marlboro, which is positioned as the cigarette men smoke for flavor. PM USA has been investing in Marlboro since 1954. Behind these investments, the brand has delivered retail share growth for nearly 60 years. Today, Marlboro continues to be the largest and most profitable cigarette brand in the U.S.

Recently, PM USA has been investing in Marlboro’s architecture, which provides a broad platform to communicate with adult smokers, while staying true to the brand’s essence. Each of Marlboro’s four flavor families expresses the brand’s positioning and values in its unique way, allowing Marlboro to expand the breadth of its equity-building offerings:

•	Marlboro Red is the foundation upon which the architecture rests. This family established Marlboro as the most flavorful, masculine cigarette brand;

•	Marlboro Gold features the Marlboro Man in a different moment, one of relaxation that can only be found in the majestic serenity of the American West;

•	Marlboro Green embodies Marlboro’s flavor heritage in a way that brings spontaneity to a classic campaign; and

•	Marlboro Black is a bold, modern take on Marlboro, inviting adult smokers to “Navigate the Unknown. Where Bold Flavor Is.”

Marlboro Black, the newest flavor family, is a good example of how the architecture is strengthening the brand. In late 2011, PM USA introduced the Marlboro Black family with Marlboro Black Box and Marlboro Menthol Black Box. In September 2012, PM USA expanded distribution of Marlboro NXT to 27 states and then shipped the product nationwide in July 2013. Marlboro NXT contains capsule technology in the filter that allows adult smokers to switch from non-menthol to menthol taste. The Marlboro Black family is growing share and building a strong position, including with 21 to 29 year-old smokers. We’re pleased with the results so far, and PM USA is working to maintain the momentum.

Remarks by Altria’s EVP and CFO at the Barclays Back-To-School Consumer Conference, September 3, 2013 3

PM USA has also invested in the new Marlboro.com website. The website reinforces the architecture by efficiently building brand equity and executing promotions. Smokers 21 or older can use their computers or mobile devices to engage with their brand through articles, interviews, photographs and videos available on the website. Since PM USA re-launched the site, both the number and duration of site visits have increased.

We’ve also invested in our premium, machine-made large cigar brand, Black & Mild. Black & Mild is positioned as the best any-day cigar adults enjoy for its smooth taste and pleasant aroma. Last year, Middleton introduced Black & Mild Jazz untipped cigarillos in 30 states and, in July of this year, it expanded distribution to the rest of the country. Also, in February of this year, Middleton launched Black & Mild Jazz tipped cigarillos nationally.

The investments we’ve made in our smokeable brands are delivering solid financial results. From 2008 through 2012, the smokeable products segment:

•	grew revenue net of excise taxes per thousand units at a compounded annual rate of 5.5%;

•	increased adjusted operating companies income at a compounded annual rate of 4.7% to $6.3 billion; and

•	expanded adjusted operating companies income margins by 7.4 percentage points to 41.2%.

During this same period, PM USA grew Marlboro’s retail share by an average of approximately 0.2 share points per year to 43.6%.

Comparing the first half of 2013 with the first half of 2012, the smokeable products segment:

•	grew revenue net of excise taxes per thousand units by 4.6%;

•	increased adjusted operating companies income by 1.4% to $3.1 billion; and

•	expanded adjusted operating companies income margins by 1.3 percentage points to 42.5%.

During this same period, PM USA grew Marlboro’s retail share by 0.1 share point to 43.6%.

In our smokeless products segment, we’re investing in the two leading, premium moist smokeless tobacco (MST) brands, Copenhagen and Skoal. Our smokeless products segment has been growing volume and delivering strong adjusted operating companies income and margin growth. In the smokeless products

Remarks by Altria’s EVP and CFO at the Barclays Back-To-School Consumer Conference, September 3, 2013 4

segment, U.S. Smokeless Tobacco Company LLC’s (USSTC) strategy is to increase income by growing its volume at or ahead of the category growth rate while maintaining modest share momentum on Copenhagen and Skoal combined.

Copenhagen has provided adult dippers moist smokeless tobacco satisfaction since 1822. Copenhagen’s strong equity is grounded in its core values of masculinity, heritage, authenticity and tradition.

Copenhagen has a long history as the leading brand in the natural segment. Over the last few years, the brand has focused on profitably expanding Copenhagen’s forms and taste profiles to appeal to more adult dippers. In late 2009, the brand launched Copenhagen Long Cut Wintergreen, entering the largest and fastest growing segment of the category. Copenhagen Long Cut Wintergreen has grown retail share for the last 11 quarters. This month, USSTC is re-introducing one of its seasonal offerings, Copenhagen Black. Copenhagen Black is a small batch, barrel-aged product that reinforces the brand’s craftsmanship. This product will be available nationwide for a limited time.

Skoal is the contemporary MST brand that provides a smooth smokeless tobacco experience.  Skoal’s products offer great taste in forms that are easy to manage. Historically, Skoal has been the innovation leader of the smokeless category, expanding the forms and blends of MST. Today, adult dippers can find Skoal in every major MST form and in most varieties.

Skoal has evolved its traditional product portfolio as adult dipper taste preferences have changed. Adult dippers can choose between the big, smooth flavor of Skoal X-TRA products and the balanced, smooth taste of Skoal Classic products. Skoal also has updated the brand’s packaging and retail look to better reflect the brand’s contemporary premium qualities and to better communicate the attributes of Skoal
X-TRA and Skoal Classic.

USSTC’s investments in Copenhagen and Skoal have been driving growth in the smokeless products segment. From 2009, the year Altria acquired UST LLC (UST), through 2012, the smokeless products segment:

•	grew Copenhagen and Skoal’s combined volume at a compounded annual rate of 7.6%;

•	grew Copenhagen and Skoal’s combined retail share by an average of approximately 1.0 share point per year to 50.4%;

Remarks by Altria’s EVP and CFO at the Barclays Back-To-School Consumer Conference, September 3, 2013 5

•	increased adjusted operating companies income at a compounded annual rate of 14.9% to $959 million; and

•	expanded adjusted operating companies income margins by 11.3 percentage points to 60.8%.

Comparing the first half of 2013 with the first half of 2012, the smokeless products segment:

•	grew Copenhagen and Skoal’s combined volume by 5.4%;

•	grew Copenhagen and Skoal’s combined retail share by 0.6 share points to 50.7%;

•	increased adjusted operating companies income by 9.1% to $492 million; and

•	expanded adjusted operating companies income margins by 2.4 percentage points to 62.4%.

So far, I’ve discussed our investments in cigarettes, machine-made large cigars and smokeless tobacco. As we recently highlighted at our Investor Day, we formed Nu Mark LLC (Nu Mark) to focus on developing new, innovative tobacco products for adult tobacco consumers. Nu Mark’s ultimate goal is to create superior premium products that exceed adult tobacco consumers’ expectations and provide opportunities for sustainable income growth. Now, I’d like to provide you with an update on Nu Mark’s progress with e-cigarettes.

According to our research, awareness of e-cigarettes is high and growing. The category is growing rapidly, but off a small base. We estimate that consumer expenditures for e-cigarettes will reach approximately $1 billion in 2013. According to our data, increased retail sales are driving category growth while internet sales, as a percentage of total category sales, are shrinking.

Last month, Nu Mark introduced MarkTen e-cigarettes into a lead market in Indiana. Nu Mark is executing plans to test the brand’s value equation, including product, packaging, price, promotion and placement.

After working with Altria’s market research and product development teams to understand adult smoker and vaper preferences, Nu Mark has developed what we believe is a superior product. MarkTen e-cigarettes offer adult smokers and vapers a familiar draw with an appealing taste. Its unique FourDraw technology is designed to give adult vapers a more consistent experience, puff-to-puff and day-to-day. Nu Mark believes its technology provides an experience that closely resembles the draw of a traditional cigarette.

Remarks by Altria’s EVP and CFO at the Barclays Back-To-School Consumer Conference, September 3, 2013 6

Unlike many other e-cigarettes, MarkTen e-cigarettes can be used either as a disposable or rechargeable device. Adult vapers who are looking for a disposable can purchase the single unit that’s ready for use right out of the box. To use the product as a rechargeable, adult vapers may purchase replacement cartridges and an accessory kit that includes charging devices. The product is available in two varieties, Classic and Menthol. Retailers are selling the device for $9.00 to $9.50 and a pack of four replacement cartridges for approximately $13.00.

Nu Mark, through Altria Group Distribution Company, is continuing to sell in the product at wholesale and retail. As of the third week of August, retail stores selling approximately 85% of cigarette volume in Indiana have signed up to sell MarkTen e-cigarettes. At retail, Nu Mark is using premium point of sale materials to create brand awareness and is prominently featuring MarkTen e-cigarettes in fixtures and displays behind the counter. While it’s early, the initial feedback from the trade is very positive.

Nu Mark is also building brand awareness and equity among adult smokers and vapers. The brand’s marketing campaign is centered on the tag line, “REMARKABLE.” Nu Mark is sending direct mail to introduce the campaign, communicate the brand’s unique attributes and provide trial generating offers. The company also launched a print advertising campaign in magazines like Rolling Stone, Vogue and GQ and, in August, began hosting promotions in adult only facilities at concerts and sporting events. This month, Nu Mark plans to launch MarkTen.com for adult smokers and vapers 21 or older. MarkTen.com will include webisodes highlighting key product features and reinforcing the “REMARKABLE” campaign.

Now, let’s watch one of the brand’s webisodes.

We believe Nu Mark is off to a good start with MarkTen e-cigarettes, and we’re learning how to compete effectively in this emerging category. Introducing superior products, achieving broad retail distribution, building brand equity and navigating a changing regulatory environment will all be important, and Nu Mark has significant capabilities with regard to all of them. While today the category is quite small compared to cigarettes, Nu Mark will remain focused on addressing this growing opportunity.

Altria’s second strategy is controlling costs. Cost management is particularly important in the cigarette business where volumes are declining. PM USA has focused on reducing its fixed infrastructure costs while efficiently managing its variable costs per pack. Over the past five years, Altria has executed two productivity programs across its companies. The first program ran from 2007 through the third quarter of

Remarks by Altria’s EVP and CFO at the Barclays Back-To-School Consumer Conference, September 3, 2013 7

2011 and reduced costs by $1.5 billion. After completing this program, we launched a second cost reduction initiative to achieve an additional $400 million in annualized cost savings versus previously planned spending by the end of 2013. Behind these programs and other efforts, we’ve held our controllable cost per thousand in the smokeable products segment very close to flat from 2008 through 2012. Controlling costs remains an important strategy and part of our culture.

Our third strategy is maintaining a strong balance sheet. A strong balance sheet supports our investment grade credit rating and our ability to return cash to shareholders.

Maintaining our investment grade credit rating is important because it allows us to competitively access the capital markets for our short and long-term cash needs. For example, we may access the commercial paper market to cover short-term cash needs in months immediately preceding and following Master Settlement Agreement (MSA), tax and dividend payments that occur each April. Our commercial paper issuances are backstopped by our revolver, which we just extended through 2018. Our strong balance sheet also has allowed us to refinance high coupon debt and replace it with new, lower cost debt. As a result of these and other actions, we’ve decreased our weighted average coupon rate from 9.1% at the end of 2009 to 7.0% as of June 30, 2013.

From now through the end of the first quarter of 2014, approximately $2 billion of debt will come due, with associated annual interest payments of approximately $160 million. Our decision to refinance or retire this debt as it comes due depends upon conditions in the capital markets, interest rates, business needs and other factors. Our debt to EBITDA (earnings before interest, taxes, depreciation and amortization) ratio of approximately 1.8 to 1 as of June 30, 2013 is well within our credit agreement debt covenants of not more than 3 to 1.

Altria’s economic interest in SABMiller also strengthens our balance sheet, contributes equity earnings and cash flow and provides a potential source of liquidity. The market value of Altria’s interest has increased nicely from $3.4 billion in July 2002 to approximately $21.1 billion as of July 31, 2013. We regularly evaluate our economic interest in SABMiller and currently believe maintaining the investment is in the best interest of shareholders.

Altria’s balance sheet also supports our fourth strategy, returning cash to shareholders, primarily through dividends. Our track record is strong. Since the Philip Morris International Inc. (PMI) spin-off in early 2008 through August 31, 2013, Altria has paid shareholders $16.2 billion in dividends. Our 2012 dividend

Remarks by Altria’s EVP and CFO at the Barclays Back-To-School Consumer Conference, September 3, 2013 8

payout ratio of approximately 80% of adjusted diluted EPS was the highest in the S&P’s Food, Beverage and Tobacco Index and was among the highest in the S&P 500. Last month, our Board of Directors (Board) increased Altria’s dividend by 9.1% to an annualized rate of $1.92 per share. Since the PMI spin-off, we’ve increased our dividend seven times at a compounded annual growth rate of 8.8%. Our dividend yield of 5.6% as of August 23 exceeds the 2.8% yield of 10-year U.S. Treasuries and 2.1% yield of the S&P 500. Though future dividend payments remain subject to the Board’s discretion, a strong and growing dividend is an important part of why we believe that Altria is an attractive investment in any environment.

We also repurchase stock when we conclude that it is the best use of cash to maximize shareholder value. Since the PMI spin-off through June 30, 2013, Altria has repurchased approximately $3.8 billion of shares. Last month, our Board authorized the expansion of our current share repurchase program from $300 million to $1 billion. Through June 30, 2013, we have repurchased approximately $135 million under the expanded program, which we expect to complete by the end of the third quarter of 2014. The timing of share repurchases depends upon marketplace conditions and other factors.

Before concluding, there are two areas always of interest and importance: litigation and regulation. Regarding tobacco and health litigation, we have had success managing the claims brought against our companies, although significant challenges remain.  We have defended these claims vigorously for decades and intend to continue to do so.  A comprehensive discussion of the tobacco-related litigation is available in our latest Form 10-Q.

Turning to U.S. Food and Drug Administration (FDA) regulation, in July, FDA released its preliminary scientific report on the use of menthol in cigarettes and invited public comment. Previously, PM USA provided FDA with detailed presentations and comprehensive submissions on this topic.  Our assessment of the science and evidence has been, and continues to be, grounded in a well-established, science-based approach.

In response to FDA’s recent releases, we will communicate to FDA our perspective on relevant menthol-related subjects, including our science-based perspective on:

•	FDA’s preliminary science report and the peer review analysis;

•	the report submitted to FDA by the Tobacco Products Scientific Advisory Committee; and

•	important considerations related to unintended consequences.

Remarks by Altria’s EVP and CFO at the Barclays Back-To-School Consumer Conference, September 3, 2013 9

We continue to believe that:

•	menthol added to cigarettes does not increase the inherent health risk of cigarettes;

•	based on available evidence, menthol does not play a unique role in smoking initiation, dependence or cessation; and

•	taken as a whole, menthol cigarettes do not affect population harm differently than non-menthol cigarettes.

As we’ve said previously, any future action taken by FDA to regulate the sale or distribution of menthol cigarettes or establish a tobacco product standard will require rule making, including public notice and the opportunity for comment.  FDA is required to consider public comments as part of the regulatory process.

To sum up, Altria has delivered consistent financial performance over time by using our diverse business model and core strategies to achieve our long-term EPS and dividend objectives. With this formula, we’ve produced a strong track record of creating value for our shareholders.

Altria has delivered adjusted diluted EPS growth in excess of 7% in four out of the last five years, and we’re one of only a handful of domestic companies in the S&P Food, Beverage and Tobacco Index to do so. From 2007 through 2012, we grew our adjusted diluted EPS at a compounded annual rate of 7.9% as compared with the S&P 500’s operating EPS growth of 3.2%, which excludes corporate and unusual items in a manner similar to our adjusted diluted EPS measure.1
From 2008 through 2012, we’ve increased our dividend payout ratio while the payout ratio of the S&P 500 has fallen. Over this same period, our average payout ratio has been one of the highest among large U.S. consumer staples companies.

Our adjusted EPS growth, together with our large and growing dividend, has produced excellent total returns to shareholders. From the end of 2007 through July 31, 2013, Altria’s total shareholder return was 111%, outperforming the S&P Food, Beverage and Tobacco Index’s return of 82% and the S&P 500’s return of 30% for the same period.

In conclusion, we believe that the business model, core strategies and long-term goals that helped produce these results position us to deliver strong results in the future.

Remarks by Altria’s EVP and CFO at the Barclays Back-To-School Consumer Conference, September 3, 2013 10

Altria reaffirms that it expects its 2013 full-year adjusted diluted EPS to increase by 7% to 9% to a range of $2.36 to $2.41 from an adjusted diluted base of $2.21 per share in 2012.

Thanks for your attention. Now, we’ll take your questions.

1. S&P 500 operating EPS includes income from product (goods and services), but excludes corporate (M&A, financing, layoffs) and unusual items.
Altria’s Profile
Altria directly or indirectly owns 100% of each of PM USA, USSTC, Middleton, Nu Mark, Ste. Michelle and Philip Morris Capital Corporation (PMCC). Altria holds a continuing economic and voting interest in SABMiller.

The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal® and MarkTen™. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, Columbia Crest®, 14 Hands® and Stag’s Leap Wine Cellars®, and it imports and markets Antinori®, Champagne Nicolas Feuillatte™ and Villa Maria Estate™ products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission. More information about Altria is available at altria.com.

Forward-Looking and Cautionary Statements
Today’s remarks contain projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in today’s remarks are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2012 and its Quarterly Report on Form 10-Q for the period ended June 30, 2013.

These factors include the following: Altria’s tobacco businesses (including PM USA, USSTC, Middleton and Nu Mark) being subject to significant competition; changes in adult tobacco consumer preferences and demand for their products; fluctuations in raw material availability, quality and price; reliance on key facilities and suppliers; reliance on critical information systems, many of which are managed by third-

Remarks by Altria’s EVP and CFO at the Barclays Back-To-School Consumer Conference, September 3, 2013 11

party service providers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; federal, state and local legislative activity, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on trade inventories, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and, from time to time, governmental investigations.

Furthermore, the results of Altria’s tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop, manufacture, market and distribute products that appeal to adult tobacco consumers (including, where appropriate, through arrangements with third parties); to improve productivity; and to protect or enhance margins through cost savings and price increases.

Altria and its tobacco businesses are also subject to federal, state and local government regulation, including broad-based regulation of PM USA and USSTC by FDA. Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.

Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Non-GAAP Financial Measures
Altria reports its financial results, including diluted EPS, in accordance with U.S. generally accepted accounting principles (GAAP). Today’s remarks contain historical results and 2013 guidance for diluted EPS on both a reported basis and on an adjusted basis, which excludes items that affect the comparability of reported results. Reconciliations of adjusted measures to the most directly comparable GAAP measures are provided below.

Remarks by Altria’s EVP and CFO at the Barclays Back-To-School Consumer Conference, September 3, 2013 12

Altria Group, Inc. and Consolidated Subsidiaries, Earnings from Equity Investment in SABMiller
($ in millions)
	Full Year Ended December 31,
	2012	2008	Compounded Annual Growth Rate
Reported earnings from equity investment in SABMiller	$1,224	$467
SABMiller special items	(248)	85
Adjusted earnings from equity investment in SABMiller	$976	$552	15.3%

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Wine
($ in millions)
	Full Year Ended December 31,
	2012	2009	Compounded Annual Growth Rate
Reported OCI	$104	$43
Exit and integration costs	—	9
UST acquisition-related costs	—	21
Adjusted OCI	$104	$73	12.5%

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeable Products
($ in millions)
	Full Year Ended December 31,
	2012	2008	Compounded Annual Growth Rate
Net revenues	$22,216	$19,140
Excise taxes	(6,984)	(3,399)
Revenues net of excise taxes	15,232	15,741
Less: Revenues for contract volume manufactured for PMI	—	298
Revenues net of excise taxes and contract volume manufactured for PMI	$15,232	$15,443

Shipment volume (units in millions)*	136,111	170,715

Revenues net of excise taxes per 1000 units**	$111.91	$90.46	5.5%

*Shipment volume includes cigarette units sold as well as promotional units, but excludes contract volume manufactured for PMI, and units sold in Puerto Rico and U.S. Territories, to Overseas Military and by Philip Morris Duty Free Inc., none of which, individually or in aggregate, is material to the smokeable products segment.

**Revenues net of excise taxes per 1000 units are calculated as revenues net of excise taxes and contract volume manufactured for PMI divided by shipment volume multiplied by 1000.

Remarks by Altria’s EVP and CFO at the Barclays Back-To-School Consumer Conference, September 3, 2013 13

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeable Products
($ in millions)
	Six Months Ended June 30,
	2013	2012	Change
Net revenues	$10,646	$11,003
Excise taxes	(3,265)	(3,497)
Revenues net of excise taxes	$7,381	$7,506

Shipment volume (units in millions)*	63,891	67,991

Revenues net of excise taxes per 1000 units**	$115.52	$110.40	4.6%

*Shipment volume includes cigarette units sold as well as promotional units, but excludes units sold in Puerto Rico and U.S. Territories, to Overseas Military and by Philip Morris Duty Free Inc., none of which, individually or in aggregate, is material to the smokeable products segment.

**Revenues net of excise taxes per 1000 units are calculated as revenues net of excise taxes divided by shipment volume multiplied by 1000.

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeable Products
($ in millions)
	Full Year Ended December 31,
	2012	2008	Compounded Annual Growth Rate
Net Revenues	$22,216	$19,140
Excise taxes	(6,984)	(3,399)
Revenues net of excise taxes	15,232	15,741
Less: Revenues for contract volume manufactured for PMI	—	298
Revenues net of excise taxes and contract volume manufactured for PMI	$15,232	$15,443

Reported OCI	$6,239	$5,030
Asset impairment, exit, integration and implementation costs, net	28	184
Tobacco and health judgments	4	3
Adjusted OCI	$6,271	$5,217	4.7%
Adjusted OCI margins*	41.2%	33.8%
Adjusted OCI margin change (2012 vs. 2008)	7.4 pp

*Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes and contract volume manufactured for PMI.

Remarks by Altria’s EVP and CFO at the Barclays Back-To-School Consumer Conference, September 3, 2013 14

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeable Products
($ in millions)
	Six Months Ended June 30,
	2013	2012	Change
Net Revenues	$10,646	$11,003
Excise taxes	(3,265)	(3,497)
Revenues net of excise taxes	$7,381	$7,506

Reported OCI	$3,646	$3,079
NPM Adjustment Settlement*	(519)	—
Asset impairment, exit and implementation costs, net	2	11
Tobacco and health judgments	5	1
Adjusted OCI	$3,134	$3,091	1.4%
Adjusted OCI margins**	42.5%	41.2%	1.3 pp

*Reflects the impact of the PM USA’s settlement with certain states of the non-participating manufacturer adjustment disputes for 2003-2012 (NPM Adjustment Settlement).
**Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Remarks by Altria’s EVP and CFO at the Barclays Back-To-School Consumer Conference, September 3, 2013 15

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeable Products
($ in millions)
	Full Year Ended December 31,
	2012	2008	Compounded Annual Growth Rate
Net revenues	$22,216	$19,140
Excise taxes	(6,984)	(3,399)
Revenues for contract volume manufactured for PMI	—	(298)
Resolution expenses	(4,888)	(5,479)
FDA user fees	(224)	—
Revenues net of excise taxes, contract volume manufactured for PMI, resolution expenses and FDA user fees	10,120	9,964

Reported OCI	6,239	5,030
Asset impairment, exit, integration and implementation costs, net	28	184
Tobacco and health judgments	4	3
Adjusted OCI	6,271	5,217

Controllable costs*	$3,849	$4,747

Shipment volume (units in millions)**	136,111	170,715

Controllable costs per 1000 units***	$28.28	$27.81	0.4%

*Controllable costs are calculated as revenues net of excise taxes, contract volume manufactured for PMI, resolution expenses and FDA user fees less adjusted OCI.
**Shipment volume includes cigarette units sold as well as promotional units, but excludes contract volume manufactured for PMI, and units sold in Puerto Rico and U.S. Territories, to Overseas Military and by Philip Morris Duty Free Inc., none of which, individually or in aggregate, is material to the smokeable products segment.

***Controllable costs per 1000 units are calculated as controllable costs dividend by shipment volume multiplied by 1000.

Remarks by Altria’s EVP and CFO at the Barclays Back-To-School Consumer Conference, September 3, 2013 16

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeless Products
($ in millions)
	Full Year Ended December 31,
	2012	2009	Compounded Annual Growth Rate
Net revenues	$1,691	$1,366
Excise taxes	(113)	(88)
Revenues net of excise taxes	$1,578	$1,278

Reported OCI	$931	$381
Asset impairment, exit, integration and implementation costs, net	28	236
UST acquisition-related costs	—	15
Adjusted OCI	$959	$632	14.9%
Adjusted OCI margins*	60.8%	49.5%
Adjusted OCI margins change (2012 vs. 2009)	11.3 pp

*Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Altria Group, Inc. and Consolidated Subsidiaries, Selected Financial Data for Smokeless Products
($ in millions)
	Six Months Ended June 30,
	2013	2012	Change
Net revenues	$848	$806
Excise taxes	(59)	(54)
Revenues net of excise taxes	$789	$752

Reported OCI	$492	$432
Asset impairment, exit and implementation costs, net	—	19
Adjusted OCI	$492	$451	9.1%
Adjusted OCI margins*	62.4%	60.0%	2.4 pp

*Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.

Remarks by Altria’s EVP and CFO at the Barclays Back-To-School Consumer Conference, September 3, 2013 17

Altria Group, Inc. and Consolidated Subsidiaries, Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) for the Debt Covenant*
($ in millions)
Twelve Months Ended June 30, 2013**
Consolidated net earnings	$4,413
Equity earnings and noncontrolling interests, net	(966)
Dividends from less than 50% owned affiliates	402
Provision for income taxes	2,499
Depreciation & amortization	218
Loss on early extinguishment of debt	874
Asset impairment and exit costs	25
Interest and other debt expense, net	1,065
Changes to Mondelēz International, Inc. and PMI tax-related receivables	(52)
Consolidated EBITDA	$8,478

Current portion of long-term debt	$1,984
Long-term debt	12,890
Discount on debt	52
Total Debt	$14,926

Total Debt / Consolidated EBITDA	1.8
*Reflects the terms “Consolidated EBITDA” and “Debt” as defined in Altria’s senior unsecured revolving credit agreement.
**Twelve months ended June 30, 2013 data is calculated by adding the relevant first-half 2013 and full-year 2012 financial data, then subtracting the corresponding first-half 2012 results.

Remarks by Altria’s EVP and CFO at the Barclays Back-To-School Consumer Conference, September 3, 2013 18

Altria Group, Inc. and Consolidated Subsidiaries, Full-Year Adjusted Earnings Per Share Results Excluding Special Items
	Full Year Ended December 31,
	2012	2011	2010	2009	2008	2007
Reported diluted EPS from continuing operations	$2.06	$1.64	$1.87	$1.54	$1.48	$1.48
Loss on early extinguishment of debt	0.28	—	—	—	0.12	—
Asset impairment, exit, integration and implementation costs	0.01	0.07	0.04	0.19	0.15	0.15
UST acquisition-related costs*	—	—	0.01	0.06	0.02	—
Gain on sale of corporate headquarters building	—	—	—	—	(0.12)	—
Recoveries from airline industry exposure	—	—	—	—	—	(0.06)
Interest on tax reserve transfers to Mondelēz International, Inc.	—	—	—	—	—	0.02
SABMiller special items	(0.08)	0.03	0.03	—	0.03	—
PMCC leveraged lease (benefit)/charge	(0.03)	0.30	—	—		—
Tax items**	(0.03)	(0.04)	(0.05)	(0.04)	(0.03)	(0.09)
Tobacco and health judgments	—	0.05	—	—	—	0.01
Adjusted diluted EPS from continuing operations	$2.21	$2.05	$1.90	$1.75	$1.65	$1.51
Adjusted diluted EPS from continuing operations (year/year % change)	7.8%	7.9%	8.6%	6.1%	9.3%

*Excludes asset impairment, exit and integration costs.
**Excludes the tax impact of the PMCC leveraged lease benefit/charge.

Altria Group, Inc. and Consolidated Subsidiaries, Full-Year Adjusted Earnings Per Share Results Excluding Special Items
	Full Year Ended December 31,
	2012	2007	Compounded Annual Growth Rate
Reported diluted EPS from continuing operations	$2.06	$1.48
Loss on early extinguishment of debt	0.28	—
Asset impairment, exit and implementation costs	0.01	0.15
Recoveries from airline industry exposure	—	(0.06)
Interest on tax reserve transfers to Mondelēz International, Inc.	—	0.02
SABMiller special items	(0.08)	—
PMCC leveraged lease benefit	(0.03)	—
Tax items*	(0.03)	(0.09)
Tobacco and health judgments	—	0.01
Adjusted diluted EPS from continuing operations	$2.21	$1.51	7.9%

*Excludes the tax impact of the PMCC leveraged lease benefit.

Remarks by Altria’s EVP and CFO at the Barclays Back-To-School Consumer Conference, September 3, 2013 19

Altria Group, Inc. and Consolidated Subsidiaries, Full-Year Earnings Per Share Guidance Excluding Special Items
	Full Year
	2013 Guidance			2012	Change
Reported diluted EPS	$2.51	to	$2.56	$2.06	22%	to	24%
Loss on early extinguishment of debt			—	0.28
NPM Adjustment Settlement*			(0.16)	—
Asset impairment, exit and implementation costs			—	0.01
SABMiller special items			0.01	(0.08)
PMCC leveraged lease benefit			—	(0.03)
Tax items**			—	(0.03)
Adjusted diluted EPS	$2.36	to	$2.41	$2.21	7%	to	9%

*Reflects the impact of the PM USA’s settlement with certain states of the non-participating manufacturer adjustment disputes for 2003-2012 (NPM Adjustment Settlement).
**Excludes the tax impact of the PMCC leveraged lease benefit.

Source: Altria Group, Inc.

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Remarks by Altria’s EVP and CFO at the Barclays Back-To-School Consumer Conference, September 3, 2013 20